AMENDMENT

TO

THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 26th day of August, 2020, by and between Mason Street Advisors, LLC (the “Adviser”) and American Century Investment Management, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Third Amended and Restated Investment Sub-Advisory Agreement dated August 29, 2018 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Mid Cap Value, Large Company Value, and Inflation Protection Portfolios (each a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Large Company Value and Inflation Protection Portfolios as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting the fee schedules for the Large Company Value and Inflation Protection Portfolios as set forth therein and replacing the fee schedules with those set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

AMERICAN CENTURY	MASON STREET ADVISORS, LLC
INVESTMENT MANAGEMENT, INC.

By: /s/ Margie Morrison	By: /s/ Kate M. Fleming

Name: Margie Morrison	Name: Kate M. Fleming

Title: Senior Vice President	Title: President

Exhibit A

AMENDMENT TO

SCHEDULE A OF

THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

DATED AUGUST 29, 2018

As Amended August 26, 2020

The following Amended Fee Schedules are effective As Of : September 1, 2020

Portfolio	Fee
Large Company Value	0.33% on first $100 million of average daily net assets
0.28% on next $400 million of average daily net assets
0.26% on average daily net assets exceeding $500 million

Inflation Protection	0.29% on first $50 million of average daily net assets
0.26% on next $50 million of average daily net assets
0.23% on next $150 million of average daily net assets
0.20% on average daily net assets exceeding $250 million